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                                                                    EXHIBIT 10.2


                                 4 August 1997






                           AMERSHAM INTERNATIONAL PLC


                         AMERSHAM LIFE SCIENCE LIMITED


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                                     AMLABS

                            CONTRACT MANUFACTURE AND
                            RESEARCH AND DEVELOPMENT
                              AMENDMENT AGREEMENT


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THIS AGREEMENT is made on 4 August 1997

BETWEEN:

(1) AMERSHAM INTERNATIONAL PLC, (Company no. 1002610) whose registered office is at Amersham Place, Little Chalfont, Buckinghamshire HP7 9NA (Amersham)

(2) AMERSHAM LIFE SCIENCE LIMITED, (Company no. 3337033) whose registered office is at Amersham Place, Little Chalfont, Buckinghamshire HP7 9NA (Life Science)

WHEREAS:

(A) Pursuant to an Agreement dated 2 June 1997, Amersham agreed to sell and Life Science agreed to purchase the Business.

(B) Amersham wished to sell the Business to Life Science but was unable to sell that part of the Business at the Site until such time as the NII had granted the Licence to Life Science. The parties entered into a contract manufacture and research and development agreement on 2 June 1997 (the Contract Manufacture Agreement).

(C) Amersham and Life Science have agreed to amend and restate the Contract Manufacture Agreement in the terms set out in this Agreement.

NOW IT IS AGREED as follows:

INTERPRETATION

1.1  In this Agreement, unless the context otherwise requires:

AMERSHAM YEAR END is, in any one year, 31 December (or such other date as Amersham may select from time to time);

BUSINESS means the business of Amersham conducted at the Site and being the supply of biotechnology in the fields of molecular biology, cell biology and sequencing, and known as the Life Science Division;

BUSINESS DAY means any day other than Saturday or Sunday or a Bank or Public Holiday;

BUSINESS HOURS means the hours of 8:30 a.m. to 5:30 p.m.;

COP SYSTEM means the order processing system of Amersham in place at the date of this Agreement (as may be amended from time to time);

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DEVELOPMENT means any development, enhancement or derivative of any Product, or its design or manufacturing process, which arises out of the Research and Development;

DISPOSAL means the disposal of the Business by Amersham to Life Science;

FORCE MAJEURE means in relation to either party, any circumstances beyond the reasonable control of that party (including, without limitation, any strike, lockout or similar form of industrial action);

GENERAL SERVICES AGREEMENT means the general services agreement to be entered into between Amersham and Life Science pursuant to which Amersham provides Life Science with certain services required to operate the Business;

INTELLECTUAL PROPERTY RIGHTS means patents, trade marks, service marks, trade names, design rights, copyright (including rights in computer software), rights in know-how and other intellectual property rights (including the Specifications), in each case whether registered or unregistered and including applications for the grant of any such rights and all rights or forms of protection having equivalent or similar effect anywhere in the world;

LIBOR means the arithmetic mean (rounded upward to five decimal places) of the rates quoted by the principal office in London of Lloyds Bank plc and National Westminster Bank plc to leading banks in the London Interbank market at or about 11:00 a.m. on the relevant date for the offering of deposits in Sterling for a one month period;

LICENCE means the licence to be applied for by Life Science under the Nuclear Installations Act 1965 to operate the Business at the Site;

LIFE SCIENCE CATALOGUE means the document annexed hereto and marked "A";

NII means the Nuclear Installations Inspectorate;

PHARMACIA & UPJOHN means Pharmacia & Upjohn Inc., a company incorporated in the State of Delaware, USA;

PRODUCTS means the products listed in the Life Science Catalogue which are manufactured at the Site, together with any Developments (or any other product as may be agreed between the parties);

RESEARCH AND DEVELOPMENT means the research into and development of the Products carried on at the Site by Amersham under the terms of this Agreement;

SITE means the site known as Amersham Laboratories, White Lion Road, Amersham;


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Specifications means the specifications for each of the Products agreed between the parties from time to time (such agreement not to be unreasonably withheld);

Trade Marks means any registered trade marks of Life Science.

1.2 References to statutory provisions shall, except where the context requires otherwise, be construed as references to those provisions as respectively amended or re-enacted or as their application is modified by other statutory provisions (whether before or after the date hereof) from time to time.

1.3 Headings are inserted for convenience only and shall not affect the construction of this Agreement or the Schedules hereto.

SUPPLY OF THE SPECIFICATION

2. Forthwith upon the execution of this Agreement, Life Science shall at its own cost disclose to Amersham the Specifications in order that Amersham shall be able to manufacture the Products, and Amersham shall be entitled to use the Specifications by way of an exclusive, royalty-free licence solely for the purpose of performing its obligations under this Agreement, which licence shall terminate immediately upon the termination of this Agreement.

MANUFACTURE OF THE PRODUCTS

3.1 Amersham hereby warrants to Life Science that the Products shall be manufactured by it in compliance with the Specifications and in the manner reasonably requested by Life Science. Amersham shall manufacture the Products and undertake the Research and Development at the Site for Life Science in a manner and on a basis which shall be, at a minimum, consistent with the same level of efficiency and in accordance with the same practices and procedures as were used in the manufacture of such products and the conduct of such research and development at the Site immediately prior to the Disposal. Unless, in its absolute discretion it agrees otherwise, Amersham shall be obliged under the terms of this Agreement to manufacture from time to time only such quantity of the Products as Amersham may reasonably be expected to manufacture at the Site (and in assessing what Amersham may reasonably be expected to manufacture in any period, account will be taken of the manufacturing capacity of the Site by the Business in an equivalent period preceding the Disposal).

3.2 Life Science shall order the Products from Amersham using the COP System on the same basis and in the same manner that Products were ordered to be manufactured and supplied immediately prior to the Disposal. Amersham shall maintain the COP System. Life Science shall purchase such volumes of the Products as may be ordered by Life Science from time to time under this clause.

3.3 Amersham shall not supply the Products to any party other than Life Science or such other parties as Life Science may direct.


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     3.4  Amersham shall use all reasonable endeavours to ensure that the personnel manufacturing the Products and supplying the Research and Development services are suitably qualified. In connection with the manufacture of the Products and the supply of the Research and Development services hereunder, Amersham will comply in all material respects with all applicable laws, regulations and safety guidelines of all governmental entities.

     3.5 For the purposes of assuring to Life Science the quality of the Products manufactured and the Research and Development services provided under this Agreement, Amersham shall permit a duly authorised representative of Life Science, at any time during normal working hours and on reasonable notice, to inspect the Site and any finished goods or work in progress and shall, as soon as reasonably practicable following any request therefor, provide Life Science with such information concerning the manufacture of Products under this Agreement as Life Science shall reasonably request.

     3.6 Amersham shall be obliged to employ such additional manpower as Life Science may request in order to carry out the contract manufacturing in accordance with the terms of this Agreement.

     SUPPLY OF RESEARCH AND DEVELOPMENT SERVICES

     4.1 Following the execution of this Agreement, both parties shall nominate suitably qualified employees acceptable to each other to liaise on a continuing basis on matters concerning Research and Development and Amersham shall, as a result of such meetings, undertake such Research and Development for Life Science as Life Science may (through such nominee) reasonably request. Amersham shall be obliged to employ such additional manpower as Life Science may request in order to carry out the Research and Development.

     4.2 Amersham shall not supply Research and Development services at the Site to any party other than Life Science or such other parties as Life Science may direct.

     4.3  Without prejudice to the generality of clause 4.1:

     (a) Life Science shall provide Amersham with details of any Development belonging to Life Science which it wishes to be incorporated into the Product or any other modification which it wishes to be made to the Product or the Specifications from time to time as a result of any Development; and

     (b) Amersham shall provide Life Science with details of any Development which is make, developed or acquired by Amersham from time to time and, in particular, any such Development which improves any Product or extends the range of Products.


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4.4  The title to and all Intellectual Property Rights in respect of any
Development made, developed or acquired shall belong to Life Science, but Amersham shall be entitled to use any Development which is made, developed or acquired by Life Science, and any applicable Intellectual Property, for the purposes of manufacturing the Products in accordance with this Agreement by way of a non-exclusive, royalty-free licence which shall terminate on the termination of this Agreement. For the avoidance of doubt, costs associated with patenting (including acquiring, filing and defending any patents or patent applications) or otherwise protecting any Intellectual Property Rights to which Life Science is entitled (and which Amersham undertakes on behalf of Life Science) under this Agreement shall be borne by Life Science.

SUPPLY OF THE PRODUCTS

5.1 All sales of the Products pursuant to this Agreement shall be subject to the terms and conditions of sale set out in this Agreement, including Schedule 2, to the exclusion of any other terms and conditions.

5.2 Amersham will apply such labels or other identification codes to the Products as are reasonably requested from time to time by Life Science. All Products will be packaged in accordance with Life Science's standard specifications for shipments with such modifications as are agreed by the parties. The parties will agree on appropriate labelling for packaging to be used by Amersham.

5.3 Amersham shall deliver the Products to the storage facility at Amersham Laboratories, White Lion Road, Amersham and at St George's Industrial Estate, White Lion Road, Amersham. Title to and risk in the Products shall pass to Life Science upon such delivery. Upon delivery, the Products shall be distributed under the terms of the General Services Agreement.

COSTS

6.1 The charges for the manufacture, packaging, supply and insurance of the Products and the provision of Research and Development services shall be calculated by Amersham using the bases set out in Schedule 1. All prices quoted shall be exclusive of value added tax or any other taxes or customs/excise duties and Amersham shall be entitled to charge these items to Life Science at the rate applicable at the date of invoice. For the avoidance of doubt, in no event shall Life Science be obliged to pay an amount in respect of the manufacture of the Products or the provision of the Research and Development services in excess of the cost to Amersham of the manufacture of the Products or the provision of the Research and Development services and, for this purpose, the cost to Amersham shall be determined in accordance with the bases set out in Schedule 1 (provided that such bases are no less favourable to Life Science than past practice as previously disclosed to Pharmacia & Upjohn). Subject to any special terms agreed in writing between Amersham and Life
Science:

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(a)  Amersham shall invoice Life Science at the end of the following calendar month in respect of the Products manufactured and the Research and Development undertaken pursuant to this Agreement in the previous calendar month; and


(b) subject to Life Science's rights under this clause, Life Science shall pay the price stated in each invoice submitted by Amersham pursuant to sub-clause (a) above within 30 days of the date of the invoice.

6.2 If Life Science shall not pay any amount on the due date therefrom in accordance with this Agreement, any amount unpaid shall bear interest at a rate of 1% above the rate from time to time of LIBOR from the date of due payment to and including the date of payment, whether before or after judgment.

6.3 In the event that Life Science and/or Pharmacia & Upjohn disagrees with any invoice delivered by Amersham pursuant to clause 6.1 above, Amersham shall, upon request, supply Life Science (and/or, if requested, to Pharmacia & Upjohn) with such information as is reasonably necessary to support the calculations contained in such invoice. Amersham shall also permit Life Science to have such access as it may reasonably request on reasonable notice to the books and records maintained by Amersham in connection with the manufacture of the Products or the provision of the Research and Development services to enable Life Science to verify such information. The parties shall use all reasonable endeavours (in conjunction with their respective accountants) to meet and discuss the basis of the calculations contained in such invoice but if they fail to reach agreement within twenty Business Days of delivery of the invoice, then, unless the parties agree otherwise, the dispute shall be referred to a partner of an independent internationally recognised firm of chartered accountants agreed upon by the parties or, failing agreement, to be selected by the president for the time being of the Institute of Chartered Accountants in England and Wales. The terms of reference set out in clause 17 shall apply.

6.4 Amersham shall not provide Life Science with any cost estimates for the Products ordered pursuant to clause 3.2 unless specifically requested by Life Science in writing.

6.5 Life Science shall have no right to set off any amounts owing to or alleged to be owing to it by Amersham against unpaid invoices due to Amersham.

PLANT AND EQUIPMENT

7.1 Life Science may request Amersham in stall new plant and equipment at the Site or make alterations to and improvements of the premises at the Site (THE PREMISES).

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7.2  Amersham shall agree to any request of Life Science and/or Pharmacia &
Upjohn made under clause 7.1 unless it has reasonably determined that complying with such request would not be feasible or would be materially adverse to Amersham as a result of Amersham's obligations to comply with the requirements of the NII, any safety regulations or any relevant statutes (together, the Requirement Obligations). In that event, Amersham shall, upon request, supply to Life Science (and/or, if requested, to Pharmacia & Upjohn) the details of such Requirement Obligations. The parties shall use all reasonable endeavours to meet and discuss the Requirement Obligations, but if they fail to reach agreement within twenty Business Days of Amersham refusal, then, unless the parties agree otherwise, the dispute shall be referred to a partner of an independent internationally recognised firm of chartered accountants agreed upon by the parties or, failing agreement, to be selected by the president for the time being of the Institute of Chartered Accountants in England and Wales. The terms of reference set out in clause 17 shall apply.

7.3 All cost of any new plant and equipment requested by Life Science under clause 7.1 and its installation and the cost of any capital expenditure at the Premises shall be borne by, and shall be the property of, Amersham.

LIABILITY

8.1 Without prejudice to any other limitation or exclusion of liability under this Agreement (and without prejudice to the rights of either party to sue the other for damages for breach of this Agreement):

(a) Amersham shall not be liable to Life Science for any loss of profits or other indirect or consequential loss of any kind, as a result of the manufacture of the Products or the provision of the Research and Development services (excluding, for the avoidance of doubt, any loss or liability arising from death or personal injury due to the negligence of Amersham);

(b) the total liability of Amersham to Life Science in respect of any one event, or series of connected events, shall not exceed the total charges paid by Life Science to Amersham for the manufacture of the Products or the provision of the Research and Development services in the twelve month period prior to the occurrence of such event or series of events less any amount already paid in that period to Life Science by Amersham under any warranty, indemnity or other obligation under this Agreement or in respect of any breach of this Agreement.

8.2 Subject to clause 8.1, Amersham will indemnify Life Science and hold it harmless from and against any claim or action (including reasonable litigation costs and expenses including reasonable legal fees) brought by any third party against Life Science arising from any negligent or reckless act or omission on the part of Amersham or any of the personnel of Amersham.

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8.3  Life Science will indemnify Amersham for any loss or damage (including reasonable litigation costs and expenses including reasonable legal fees) which Amersham suffers as a result of any claim or action brought by a third party against Amersham in respect of any Products manufactured hereunder or the Research and Development services provided by Amersham hereunder, which claim or action has not arisen from any negligent or reckless act or omission on the part of Amersham or any of the personnel of Amersham.

8.4 Where Products are manufactured in accordance with the Specifications or are modified, altered, processed or amended at Life Science's request, or Research and Development services are provided to Life Science, Life Science shall satisfy itself that the Products or Research and Development services are suitable for its use and, subject to clause 8.1, Amersham shall not be liable in any way for the Products, their performance or fitness for any particular purpose or the suitability or quality of any Research and Development services provided.

INTELLECTUAL PROPERTY AND TRADE MARKS

9.1 Life Science authorises Amersham for the term of this Agreement and only to the extent necessary to perform Amersham's obligations pursuant to this
Agreement:

(a) to use such Intellectual Property of Life Science which shall be required by Amersham to manufacture the Products/carry out the Research and Development; and

(b) to apply the Trade Marks to the Products, for the purposes of exercising its rights and performing its obligations under this Agreement.

9.2 Subject to clauses 2, 4.4 and 9.1, Amersham shall have no rights in respect of any Intellectual Property of Life Science in respect of it or any of the Trade Marks, and Amersham shall not use any of that Intellectual Property except for the purposes of performing its obligations in accordance with this Agreement.

9.3 Amersham shall use the Trade Marks on or in relation to the Products in the form and manner specified by Life Science from time to time, and not otherwise.

9.4 All artwork supplied by Life Science from time to time for use in relation to the Products or their labelling and packaging, and all Intellectual Property in respect of it, shall belong exclusively to Life Science.

9.5 Where Life Science supplies designs, drawings, and specifications to Amersham to enable it to manufacture non-standard or custom made Products Life Science warrants that such manufacture will not infringe the intellectual property rights of any third party.


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CONFIDENTIALITY

10.1 Neither party shall, either during the period of this Agreement or at any subsequent time, disclose to any other person any information disclosed to it by the other party pursuant to this Agreement, and shall use its best endeavours to keep the same confidential (whether marked as such or not), except as provided by clause 10.2 or 10.3.

10.2   Any of the information referred to in clause 10.1 may be disclosed to:

(a)    any governmental or other authority or regulatory body; or

(b) any directors or employees of the party in question; to such extent only as is necessary for the purposes contemplated by this Agreement or as required by law.

10.3 Any of the information referred to in clause 10.1 may be used by the party in question for any purpose, or disclosed by that party to any other person, to the extent only that any part of it is now, or hereafter becomes, public knowledge through no fault of the party in question, provided that in so doing that party does not disclose any information which is not public knowledge.

DURATION AND TERMINATION

11.1 This Agreement shall come into force immediately and shall continue in force unless and until terminated in accordance with the following provisions of this clause 11.

11.2.1 Either party shall be entitled forthwith to terminate this Agreement by written notice to the other if:

(a) that other party commits any material breach of any of the provisions of this Agreement (save for any breach which is caused by the party seeking to rely on it) and, in the case of such a breach which is capable of remedy, fails to remedy the same within 30 days after receipt of a written notice giving reasonable information concerning the breach;

(b) an encumbrance takes possession of, or a receiver is appointed over, a substantial proportion of the property or assets of that other party;

(c) that other party makes any voluntary arrangement with its creditors or becomes subject to an administration order;

(d) that other party goes into liquidation (except for the purposes of an amalgamation, reconstruction or other reorganisation and in such manner that the company resulting from the reorganisation effectively agrees to be bound by or to assume the obligations imposed on that other party under this Agreement); or


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(e)  that other party ceases, or is likely to cease, to carry on business.

11.2.2 Life science shall be entitled at any time following such event to terminate this Agreement by 30 days written notice to Amersham in the event of a Controlling Interest in Amersham being acquired by a third party (CONTROLLING INTEREST meaning (i) the ownership or control (directly or indirectly) of more than fifty (50) per cent of the voting share capital of Amersham; or (ii) the ability to direct the casting of more than fifty (50) per cent of the votes exercisable at general meetings of Amersham on all, or substantially all, matters; or (iii) the right to appoint or remove directors of Amersham holding a majority of the voting rights at meetings of the board on all, or substantially all, matters).

11.3 For the purpose of clause 11.2(a), a breach shall be considered capable of remedy if the party in breach can comply with the provision in question in all respects other than as to the time of performance.

11.4 This Agreement may terminate at any time with the written agreement of all parties.

11.5.1 The obligation on Amersham to manufacture the Products in accordance with clause 3, subject to the other provisions of this clause 11, shall continue in force for a period of seven years (the INITIAL MANUFACTURING TERM). Life Science shall be able to renew the terms of the Agreement with regard to the manufacturing of the Products in accordance with clause 3 for one or more additional periods of five years following the Initial Manufacturing Term (a FURTHER MANUFACTURING TERM) by serving a notice to this effect upon Amersham at any time during the period of 30 days immediately preceding (and ending on) the date which is two years prior to the end of the initial Manufacturing Term or any Further Manufacturing Term.

11.5.2 The obligation on Amersham to provide Research and Development services to Life Science in accordance with clause 4, subject to the other provisions of this clause 11, shall continue until 31 December 2000 (the INITIAL R&D TERM). Life Science shall be able to renew the terms of this Agreement with regard to the provision of Research and Development services for further periods of one year each (the FURTHER R&D TERM) by serving a notice to this effect upon Amersham at least 6 months before the expiry of the Initial R&D Term or at least 6 months before the expiry of each Further R&D Term.

11.5.3 Subject to the other provisions of this clause 11, this Agreement shall terminate at the expiry of the later of (i) the end of the Initial
Manufacturing Term (ii) the end of any Further Manufacturing Term or (iii) any Further R&D Term which is not renewed in accordance with clause 11.5.2, However, if at any time the NII shall have indicated its willingness to grant to Life Science (or to a any other company is under the control of Life Science) a License in respect of any part of the Site then this Agreement shall terminate upon


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Amersham having transferred title to that part of the Site to Life Science (or such other company). Amersham shall use its best endeavours to assist Life Science in obtaining such a Licence.

EFFECT OF TERMINATION

12.1 Upon the termination of this Agreement for any reason, Life Science shall be obliged (i) to purchase and take delivery of all Products which have been manufactured by Amersham but not delivered to Life Science at the date of termination, and all usable but unused stocks of labelling and packaging for the Products bearing any of the Trade Marks, at a price equal to their actual, out-of-pocket cost to Amersham; (ii) to pay to Amersham an amount equal to the actual, out-of-pocket cost to Amersham of any raw materials purchased by Amersham for the purposes of this Agreement together with any work in progress;
(iii) to the extent permitted by law, to purchase and take delivery of all plant and equipment purchased by Amersham pursuant to clause 7 for an amount in cash payable on termination equal to the book value of all such plant and equipment as at the date of such termination; and (iv) to pay to Amersham an amount in cash payable on termination equal to the book value as at the date of such termination of any plant and equipment purchased by Amersham pursuant to clause 7 but not purchased under paragraph (iii) and of any capital expenditure made by Amersham pursuant to clause 7.

12.2 Upon the termination of this Agreement for any reason Amersham shall:

(a) cease to manufacture and sell the Products or to use, either directly or indirectly, any of the Intellectual Property and forthwith return to Life Science any documents in its possession or control which contain or record any part of any of that Intellectual Property;

(b)  cease to use any of the Trade Marks;

(c) consent to the cancellation of any formal licence granted to it, or of any record of it in any register, in respect of any Intellectual Property of Life Science or any of the Trade Marks;

(d)  cease all Research and Development;

and, subject as provided in this clause and except in respect of any accrued rights, neither party shall have any further obligation to the other.

12.3 Subject (i) to the remainder of this clause 12 and to the obligations of the parties under clauses 8.1, 8.2 and 10 which shall continue to have effect following termination; (ii) to any rights or obligations which have accrued prior to termination; and (iii) as otherwise expressly provided in this Agreement, upon the termination of this Agreement for any reason, neither party shall have any further obligation to the other under this Agreement.



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     12.4  Following termination of this Agreement by Life Science (other than pursuant to clause 11.2.2), Life Science will continue to pay to Amersham amounts in respect of the actual costs incurred by Amersham following such termination as a result of having made available, inter alia, facilities and personnel so as to have been able to perform its obligations under this Agreement, such amounts to be determined and paid in accordance with the provisions of Schedule 3.

     12.5 Following termination of this Agreement, Amersham shall, in consultation with and taking into account any requests of Life Science, use reasonable endeavours to reduce the costs incurred by Amersham referred to in clause 12.4 above. Subject as provided below, Life Science will reimburse Amersham for such sums as may be certified by Amersham as equal to any costs, expenses or other liabilities incurred by Amersham as a result of reducing such costs as aforesaid (including, but not exclusively limited to, redundancy payments incurred in respect of the termination of the employment of any person involved in manufacturing the Products or providing the Research and Development services, payments made to third parties, relocation costs, surrender of leases, writing down of assets and decommissioning and waste disposal costs insofar as they relate to the period on or after the date of this Agreement) PROVIDED THAT in no event shall Life Science be required to reimburse Amersham for sums which, in the aggregate (and taking into account a discount rate equal to LIBOR to present value for amounts to be paid by Life Science pursuant to clause 12.4), exceed the amounts which would otherwise have been paid by Life Science pursuant to clause 12.4 and Schedule 3. Amersham will consult with Life Science to determine whether any such costs, expenses or liabilities may be reduced by Life Science agreeing to employ any personnel involved in manufacturing the Products or providing the Research and Development services or otherwise. Any certificate produced or prepared by Amersham in accordance with this clause shall be delivered to Life Science on the first Business Day of each of the four three calendar month periods ending on an Amersham Year End, together with an invoice in respect of the amount of the costs, expenses and other liabilities (including VAT) incurred in that quarter. Any amounts payable by Life Science under this clause shall be paid within twenty Business Days of delivery of such invoice.

     12.6 In the event that Life Science and/or Pharmacia & Upjohn disagrees with the amount of the actual costs referred to in clause 12.4 or any amount certified under clause 12.5, Amersham shall upon request, supply Life Science (and/or, if requested, Pharmacia & Upjohn) with such information as is reasonably necessary to support the calculations of such costs. Amersham shall allow Life Science to have such access as it may reasonably request on reasonable notice to the books and records maintained by Amersham in connection with manufacturing the Products or providing the Research and Development services to enable it to verify such information. The parties shall use all reasonable endeavours (in conjunction with their respective accountants) to



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meet and discuss the basis of the calculations of each cost but if they fail to reach agreement within twenty business days of delivery of the statement, then, unless the parties agree otherwise, the dispute shall be referred to a partner of an independent internationally recognised firm of chartered accountants agreed upon by the parties or, failing agreement, to be selected by the president for the time being of the Institute of Chartered Accountants in England and Wales. The terms of reference set out in clause 17 shall apply.

NOTICES

13.1 All notices, requests, demands, or other communications made pursuant to this Agreement shall be made by telefax, overnight express courier or hand delivered against receipt to the applicable party as indicated below:

(a)  if to Amersham, to:

     Fax No:             01494 542242

     Address:            Amersham Place
                         Little Chalfont
                         Buckinghamshire HP7 9NA

     For the attention of: G.F.B. Kerr (Company Secretary)

(b)  if to Life Science, to:

     Fax No:             01494 542242

     Address:            Amersham Place
                         Little Chalfont
                         Buckinghamshire HP7 9NA

     For the attention of: J.A. Cooper (Company Secretary)

          With a copy to Pharmacia & Upjohn at:

     Fax No:             01753 744 008

     Address:            67 Alma Road
                         Windsor
                         Berkshire
                         England SL4 3HD

     For the attention of: Executive Vice President, General Counsel and
                           Secretary

13.2 Communications shall be deemed to have been made upon receipt if by telefax, overnight express courier or by hand delivery, except that a telefax, that is received on a day which is not Business Day or after Business Hours shall be deemed to have been made at the opening of business on the first following day that is a Business Day.

NON-ASSIGNMENT

14. Neither party shall, without the prior written consent of the other, be entitled to assign the benefit or burden of this Agreement in whole or in part other than to any holding company of such party or subsidiary of such party or fellow subsidiary of such party.

NATURE OF AGREEMENT

15.1 Nothing in this Agreement shall create, or be deemed to create, a partnership or joint venture between the parties.

15.2 Nothing in this Agreement shall constitute one party as the agent of any other party.

15.3 Nothing in this Agreement shall make any of the employees of one party the employees of any other party.

15.4 This Agreement replaces the agreement between the same parties dated 2 June 1997 which shall cease and determine with effect from the execution of this Agreement, save in respect of any rights and obligations which have occurred prior thereto.

15.5 Any provision of this Agreement may be modified or amended or waived only by an instrument in writing signed by duly authorised representatives of each of the parties, in the case of a modification or an amendment, or by the party against whom the waiver is to be effective, in the case of a waiver.

15.6 If any of the provisions of this Agreement is or becomes invalid, illegal or unenforceable, the validity, legality or enforceability of the remaining provisions shall not in any way be affected or impaired. If any provision of this Agreement, or the application thereof to any person or entity or any circumstance, is invalid or unenforceable, the parties shall make suitable and equitable provision therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision.

RESTRICTIVE TRADE PRACTICES ACT

16. Notwithstanding any other provisions of this Agreement (or any other agreement which, together with this Agreement, may form part of an agreement for the purposes of the Restrictive Trade Practices Act 1976 (the RTPA) (together the RTPA Agreement), each party declares that it will not give effect, and will procure that none of its subsidiaries shall give effect, to any restriction or restrictions contained in the RTPA Agreement which cause the RTPA Agreement to be registrable under the Act until one day after particulars of the

RTPA Agreement shall have been furnished to the Director General of Fair
Trading.

TERMS OF REFERENCE FOR DISPUTES

17. In the event of a dispute arising under this Agreement, the following terms of reference shall apply:

(a) the parties shall each use all reasonable endeavours to assist the firm to resolve the matter and to ensure that the independent firm has such access to all relevant working papers of each party as are reasonably necessary for the purpose;

(b) any such independent firm shall act as an expert (and not as an arbitrator) in making any such determination which shall be binding on the parties;

(c) the expenses of any such determination by an independent firm shall be borne between the parties in such proportions as the firm shall in its discretion determine.

ARBITRATION AND GOVERNING LAW

18.1 In the event of any dispute between Amersham and Life Science arising in connection with this Agreement, the parties, shall use all reasonable endeavours to resolve the matter on an amicable basis. If one party serves formal written notice on the other that a material dispute of such a description has arisen and the parties are unable to resolve the dispute within a period of thirty days from the service of such notice, then the dispute shall be referred to the respective chief executive officers of Amersham, Life Science and Pharmacia & Upjohn with a view to the dispute being resolved as early as possible.

18.2 If any dispute is unresolved by the chief executive officers within a period of thirty days from the date such referral of such dispute to them, such dispute may after the expiry of such period of thirty days be referred by either party to and finally settled by arbitration under the Rules of the London Court of International Arbitration by one or more arbitrators appointed in accordance with those Rules. The place of arbitration shall be London. The language of arbitration proceedings shall be English.

18.3 This Agreement shall be governed by and construed in all respects in accordance with the laws of England.

AS WITNESS this Agreement has been signed by the duly authorised representatives of the parties the day and year first before written.

                                   SCHEDULE 1

                                     COSTS

CRITERIA FOR CALCULATING THE COST OF THE PRODUCTS

In calculating the cost of manufacturing the Products during any calendar month for the purposes of clause 6, the following costs may be included:

(i) materials costs including import duties and transport costs, but net of discounts, rebates and subsidies

(ii)  stock write-offs and provisions

(iii) costs of labour involved in the production process

(iv)  production overheads which may include each of the following:

      - indirect labour costs (managerial and support staff working on production, but not actually manufacturing the Products)

      -  the following production services:

         *  engineering

         *  effluent disposal

         *  decommissioning

         *  Health Physics

         *  site purchasing

         *  raw material stores

         *  product packaging

         * cost of services bought-in from central departments to support production processes e.g. computer services

      -  Public and Site Liability Insurance

      -  canteen, security, occupational health, cleaning and library costs

      - depreciation on plant and equipment acquired, or capital expenditure made, by Amersham pursuant to clause 7

      - interest on all costs incurred by Amersham pursuant to clause 7 at the average rate of interest chargeable on Amersham's bank borrowings from time to time

      - any other cost of operating the production area which is not directly attributable to the Products e.g. fuel, power, depreciation on assets used in production processes.

This list is not intended to be exhaustive and other costs may be included where they are used directly or indirectly in the manufacture of the Products.

CRITERIA FOR CALCULATING THE COST OF RESEARCH AND DEVELOPMENT

All expenditure related to discovery, development, clinical trials and regulatory approval of:-

(a)  new products

(b)  new or extended indications for existing products

(c)  new formulations or applications of existing products

together with expenditure associated with the acquisition, filing and defence of patents and other intellectual property up to the date of product launch.

In the case of products which require a marketing licence to be granted by a regulatory authority before they can be sold, all expenditure incurred in order to obtain (but not to maintain) such a licence is considered shall be a Research and Development cost.

Expenditure includes payroll and related costs of employees, payments to third parties for extra-mural contract work; laboratory supplies and consumable; depreciation and expenses relating to laboratory facilities, equipment and pilot plants; costs associated with dossier preparation, translation and submission to regulatory agencies; payments to third parties for access to know-how, compounds, designs and technology; patent agent fees; costs or patent filing and of defending patents.

For the purposes of this Agreement "Research and Development" will also include "Technical support" which is defined as any expenditure which does not fall under the definition of Research and Development or Selling cost but which is related to:-

(a) the generation (other than by clinical trials) of supplementary information on products which have already been granted a marketing licence (in the case of products subject to licensing controls) of which have already been launched (in the case of all other products)

(b)  the technical promotion of such products

In the case of products which require a marketing licence to be granted by a regulatory authority before they can be sold, all expenditure incurred in order to maintain the validity of an existing licence is considered to be Technical Support Expense.

Note that all clinical trial expenditure is considered to be Research and Development expense.

                                   SCHEDULE 2

                               CONDITIONS OF SALE

CONDITION 1

PACKAGING AND CONTAINERS

1.1 Containers, packaging, labelling, equipment and vehicles where provided by Life Science must comply with all relevant national and international safety regulations.

1.2 Where Products are supplied by Amersham in returnable containers these must be returned to Amersham at Life Science's expense in good condition within the period specified by Amersham in writing. Title to the containers shall remain with Amersham at all times but they shall be held at the risk of Life Science until return to Amersham.

1.3 Failure by Life Science to comply with Condition 1.2 shall entitle Amersham to invoice Life Science for the full replacement value of the container.

CONDITION 2

DELIVERY

2. All delivery dates are quoted in good faith but Amersham reserves the right to alter them notifying Life Science as soon as reasonably practicable.

CONDITION 3

ACCEPTANCE

3.1 Life Science shall inspect the Products within seven days of receipt and failure to notify Amersham in writing of any defect or other proper objection to the Products or their packaging within such period shall constitute acceptance by Life Science.

3.2 Acceptance by Life Science shall be without prejudice to its rights under Condition 5.

CONDITION 4

RISK AND TITLE

4.1  The risk in the Products shall pass to Life Science on delivery.

4.2  Title to the Products shall pass to Life Science on delivery.

4.3 In the event that Life Science enters into liquidation or has a winding up order made against it or has a receiver appointed in respect of its assets Amersham shall be entitled immediately to terminate the Agreement without notice.

CONDITION 5

LIMITATIONS OF LIABILITY

5.1 Amersham shall not be bound by any representations or statements on the part of its employees or agents whether oral or in writing and including those made in catalogues and other promotional material (excluding technical details and specifications) except where such representations or statements are expressly made part of the Agreement.

5.2 Life Science shall ensure that the specification of the Products ordered is suitable and safe for the intended use or environment of use except where it makes known details of such use to Amersham in writing prior to conclusion of the Agreement in such a way as clearly to place reliance on Amersham's special skills.

5.3 Life Science shall handle the Products in a suitable and safe manner and shall comply with any instructions supplied to it by Amersham. Life Science shall also pass on to users (including purchasers and users of other goods and equipment into which the Products are incorporated) all relevant safety information.

5.4 Where Amersham experiences technical difficulties in the production of any non-standard or custom made Product the parties shall discuss such technical difficulties and shall decide whether it is reasonably practicable for such Product to be continued to be manufactured by Amersham under the terms of this Agreement.

CONDITION 6

INDEMNITIES

6.1 Life Science shall indemnify Amersham in respect of any claim which may be made against Amersham:

     6.1.1  that the use to which the Products are put constitutes a breach of
            Section 6 of The Health and Safety at Work Act 1974 or any other relevant United Kingdom or overseas safety legislation;

     6.1.2 that the use to which the Products are put infringes the patent, copyright or other intellectual property rights of any third party; and/or

     6.1.3 arising out of the failure by Life Science to observe the terms of the Agreement.

6.2 The provisions of Condition 7.1 shall not apply where the claim arises as a result of any negligent or reckless act or omission on the part of Amersham or any of the personnel of Amersham.

CONDITION 7

STANDING ORDERS

7.1 Acceptance by Amersham of each standing and call off order received from Life Science for the supply and delivery of fixed quantities of the Products at stated intervals or for the supply of fixed quantities of Products at intervals to be advised by Life Science shall constitute a single contract.

7.2 All such orders once accepted are subject to cancellation by Amersham giving one month's prior written notice to Life Science and are subject to immediate cancellation by Amersham without notice in the event that the provisions of Condition 4.3 apply to Life Science.

7.3 Life Science shall only be entitled to cancel such orders on giving one month's prior written notice to Amersham and after repayment to Amersham of the amount of any discount or special price reduction from which Life Science has benefited up to the date of cancellation.

CONDITION 8

FORCE MAJEURE

8.1 If either party is affected by Force Majeure it shall promptly notify the other party of the nature and extent of the circumstances in question.

8.2 Notwithstanding any other provision of this Agreement, neither party shall be deemed to be in breach of this Agreement, or otherwise be liable to the other, for any delay in performance or other non-performance of any of its obligations under this Agreement to the extent that the delay or non-performance is due to any Force Majeure of which it has notified the other party.

8.3 Where a Force Majeure prevents performance of any of their obligations under this Agreement, Amersham and Life Science undertake to use reasonable endeavours to bring the Force Majeure to a close. If Life Science has paid to Amersham any amount in respect of the cost of Products or services that it has not provided as a result of Force Majeure and Amersham has a policy of insurance in force which enables it to make a claim to cover any loss it suffers as a result of such Force Majeure, Amersham shall make a claim under such policy and account to Life Science for the proceeds of any such claim to the extent that they represent an amount in respect of the same costs for which Amersham has been paid by Life Science as referred to above.

8.4 If at any time Amersham is affected by Force Majeure in respect of its obligations under this Agreement, Life Science shall be entitled to obtain from any other person the provision of any services as Amersham is unable to provide, but Amersham shall, in no way, be held liable or accountable for any additional cost, loss or liability incurred by Life Science in so doing.

8.5 Where a Force Majeure event comprises any strike, lock out or similar industrial action involving some or all of Amersham's employees at the Site, Amersham shall be obliged to consult with Life Science regarding such industrial action and Amersham will be obliged to take such course of action in respect of such strike, lock out or similar industrial action as Life Science may reasonably request.

CONDITION 9

MISCELLANEOUS

9.1 The failure of Amersham to enforce its rights under the Agreement at any time for any period of time shall not be construed as a waiver of any such rights.

9.2 Life Science undertakes not to use any trademarks or tradenames applied by Amersham to the Products nor to do or permit anything whereby the goodwill and reputation of such trademarks or tradenames is prejudiced or damaged.

                                   SCHEDULE 3

                               TERMINATION COSTS

1. The charges to be paid by Life Science in respect of the continuing costs of the Site following termination shall be calculated in accordance with the provisions of clause 6.1. The provisions of clause 6 shall to the extent applicable continue to apply to the manner and timing of any payment and to any dispute as to the amount of any charges. The proportion of the charges payable by Life Science in the period following such termination shall be reduced in accordance with paragraph 2 below.

2.

                                                    NUMBER OF MONTHS AFTER TERMINATION
                                   0-6 mths       7-12 mths      13-18          each month
                                                                 mths            from and
                                                                                including 19
                                                                                   months

Actual costs incurred by           100%           80%            50%               0%
Amersham on termination
and proportion of continuing
costs of the Site to be paid

SIGNED by Kevin P Kissane                )
for and on behalf of                     ) /s/ Kevin P Kissane
AMERSHAM INTERNATIONAL                   )
PLC in the presence of: James Woods      )
Freshfields, 65 Fleet St, London

SIGNED by Ronald E Long                  )
for and on behalf of                     ) /s/ Ronald E Long
AMERSHAM LIFE SCIENCE                    )
LIMITED                                  )
in the presence of: Arvinder Mangat      )
Freshfields, 65 Fleet St, London